Exhibit 10.3

AMENDMENT

TO THE

EMPLOYMENT CONTRACT

OF

DAVID M. COTE

Pursuant to the authority granted to proper officers of Honeywell International Inc. (the “Company”) by the Board of Directors of the Company on September 26, 2008, and in accordance with an agreement made between the Company and David M. Cote to amend the Employment Contract between David M. Cote and Honeywell International Inc. dated February 18, 2002 (the “Agreement”), the Agreement shall be amended effective September 26, 2008 by replacing the second paragraph of Section 6(b) in its entirety with the following paragraph:

“If during the Term of Employment, the Company terminates Executive's employment for any reason other than Cause, death or Disability, or Executive terminates his employment for Good Reason, (i) all of Executive's then outstanding Restricted Units granted under Section 4(d)(i)(A) as to which the restrictions have not lapsed, and all other equity awards, other than Performance Options granted pursuant to Section 4(d)(iii)(B) or other performance based equity awards as of such Date of Termination, shall remain outstanding and shall be treated for all purposes as if Executive remained employed by the Company through the date on which such restrictions are scheduled to lapse or such Options are scheduled to become exercisable and such Options, once vested, shall be exercisable in accordance with their terms and the terms of the Stock Plan; (ii) any Performance Option granted pursuant to Section 4(d)(iii)(B) or other performance based equity award granted to Executive that has not become vested and exercisable as of such Date of Termination shall terminate and be of no further force and effect and the Performance Options or other equity awards which have become vested and exercisable shall remain vested and exercisable in accordance with their terms and the terms of the Stock Plan; (iii) the Company shall pay, no later than the next payroll date following the Date of Termination, to Executive any portion of Executive's annual Base Salary through the Date of Termination that has not yet been paid; (iv) the Company shall pay, at such time as annual bonuses are to be paid generally to Company executives for the year of termination, a pro-rata annual bonus for the year of termination equal to the product of (A) times (B) times (C), where (A) is the target bonus that Executive would have been eligible to earn for the year during which such termination occurs, (B) is the bonus funding percentage used to determine bonus funding for the Company’s corporate executives generally for the year of termination, and (C) is a fraction, the numerator of which is the number of days in such year through the Date of Termination, and the denominator of which is 365; (v) the Company shall pay, at such time as annual bonuses are to be paid generally to Company executives for performance during the prior year, an annual bonus for the year prior to the year of termination if an annual bonus for such prior year has not yet been paid to Executive, with such annual bonus equal to the product of (A) times (B), where (A) is Executive’s target bonus for such prior year, and (B) is the bonus funding percentage used to determine bonus funding for the Company’s corporate executives generally for such prior year; and (vi) the Company shall pay or provide to Executive the benefits described in Section 4(e) hereof and such compensation and benefits as shall be payable to Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.”

HONEYWELL INTERNATIONAL INC.

/s/ Mark James
Mark James
Senior Vice President – Human Resources and
Communications

Approved:

/s/ John R. Stafford
John R. Stafford
Chair, Management Development and
Compensation Committee

DAVID M. COTE

/s/ David M. Cote

Dated: October 17, 2008